Exhibit 99.1

Contact:
Ina Cu
Investor Relations
650-266-3200

CELL GENESYS REPORTS FIRST QUARTER 2007 RESULTS

SOUTH SAN FRANCISCO, CA, May 10, 2007—Cell Genesys, Inc. (Nasdaq: CEGE) today reported financial results for the first quarter ended March 31, 2007.

For the first quarter of 2007, the company reported a net loss of $29.4 million, or $0.49 per fully diluted share, compared with net income of $4.0 million, or $0.08 per fully diluted share, for the same period in 2006. The change from net income to net loss in the current quarter is attributed primarily to the absence of gains from sales of marketable securities compared to the first quarter of 2006, at which time the company had a gain of $62.7 million from the sale of 3.0 million shares of common stock of Abgenix, its former subsidiary.

Revenues for the first quarter ended March 31, 2007 were $1.3 million compared with revenues of $0.2 million for the comparable period in 2006. The difference is due to timing of revenue from existing licensing arrangements which varies from quarter to quarter.

The company’s research and development costs were $24.0 million for the first quarter of 2007 compared with $25.3 million for the first quarter of 2006. The decrease is primarily due to the timing of expenses related to the ongoing Phase 3 clinical trials of the company’s lead product development program, GVAX immunotherapy for prostate cancer. General and administrative expenses were $5.2 million for the first quarter of 2007 compared to $5.0 million for the corresponding period in 2006.

Cell Genesys ended the first quarter of 2007 with approximately $138.6 million in cash, cash equivalents and short-term investments. Following the end of the quarter, the company raised gross proceeds of $60 million in a registered direct offering of common stock and warrants and also reached a favorable settlement with the IRS regarding the audit of the company’s 2000 tax return. The settlement with the IRS is for approximately $3.5 million in taxes and interest and results in a decrease in accrued income tax liabilities of approximately $21 million.

“We are pleased with our business progress during the first quarter as well as recent news from our clinical-stage product programs, in particular an encouraging report of the final survival data from our second Phase 2 trial of GVAX immunotherapy for prostate cancer,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “We are also fortunate to continue to have the financial resources we need to move our clinical programs forward, most importantly the ongoing Phase 3 clinical trials for our lead product, GVAX immunotherapy for prostate cancer.”

First Quarter and Other Recent Highlights:

•	Announced final, updated results from a second multi-center Phase 2 trial of GVAX immunotherapy for prostate cancer which evaluated escalating doses of the immunotherapy in 80 patients with metastatic hormone-refractory prostate cancer (HRPC). Additional follow-up of the 22 patients who received the dose that is comparable to that being employed in the company’s ongoing Phase 3 program indicates that the median survival is 35.0 months. The company previously reported final median survival results from its first multi-center Phase 2 trial of GVAX immunotherapy for prostate cancer in 34 patients with metastatic HRPC that showed an overall median survival of 26.2 months. The survival results from the two, independent multi-center Phase 2 clinical trials compare favorably to the previously published median survival of 18.9 months for metastatic hormone-refractory prostate cancer patients treated with Taxotere® (docetaxel) chemotherapy plus prednisone, the current standard of care for these patients.

•	Reported at the American Society of Clinical Oncology (ASCO) Prostate Cancer Symposium in February 2007, encouraging follow-up data on the first twelve patients with advanced prostate cancer treated on a Phase 1 clinical trial of Cell Genesys’ GVAX immunotherapy for prostate cancer, administered in combination with Medarex’s fully human anti-CTLA-4 antibody, ipilimumab (MDX-010). The twelve patients who have completed treatment to date include six patients who received the combination therapy at doses currently being evaluated in both GVAX and ipilimumab Phase 3 clinical trials. Antitumor activity has been observed in five of these six patients including prostate-specific antigen (PSA) declines of greater than 50% that were maintained in four of these patients for at least six months with the longest response ongoing at more than 12 months. Moreover, clinical evidence of antitumor activity has been observed in three of these five PSA responders, including improvement of multiple lesions on bone scan, resolution of abdominal lymph node disease by CT scan, and improvement in pain due to bone metastases, respectively.

•	Reported at the ASCO Gastrointestinal Cancer Symposium in January 2007, follow-up data from a Phase 2 clinical trial of GVAX immunotherapy for pancreatic cancer in 60 patients with operable pancreatic cancer who received the immunotherapy after surgical resection of their tumor and adjuvant radiation and chemotherapy. The updated results showed a median survival of 26.8 months. This compares favorably with published, historical data from multiple single-arm and randomized studies in patients undergoing pancreatic cancer surgery and adjuvant therapy for whom the median survival has been reported to be in the range of 17 to 22 months, including the most recently reported results for gemcitabine chemotherapy.

•	Reported at the American Association for Clinical Research meeting in April 2007, immune response data from two previously conducted Phase 2 clinical trials of GVAX immunotherapy for prostate cancer. Evaluation of antibody responses in patients with advanced prostate cancer from these studies shows that the GVAX cell-based immunotherapy induces antibody responses to a broad array of prostate cancer-associated antigens, including some not previously known to be associated with prostate cancer. In addition, the antibody responses to this non patient-specific product were predominantly patient-specific and unique from patient to patient, indicating the potential advantage of a cell-based multi-antigen product such as GVAX to generate the broadest and most relevant immune response.

•	Raised gross proceeds of $60 million in a registered direct offering of 10.8 million shares of common stock at a price of $5.55 per share with selected institutional investors. In conjunction with the offering, the company issued warrants to purchase 2.2 million shares of common stock at a price of $7.18 per share.

•	Entered into a new Committed Equity Financing Facility with Kingsbridge Capital Limited in February 2007 pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to $75 million of our common stock. The company had previously raised $35.0 million in a similar transaction with Kingsbridge.

•	Reached a favorable settlement with the IRS regarding the audit of the company’s 2000 tax return. The settlement with the IRS is for approximately $3.5 million in taxes and interest and results in a decrease in accrued income tax liabilities of approximately $21 million in taxes and interest.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX™ cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapies for pancreatic cancer and for leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA, and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.

Cell Genesys will host its quarterly conference call to discuss events that occurred during the first quarter of 2007 at 2:00 p.m. PST on Thursday, May 10, 2007. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for at least 72 hours following the call. Please refer to reservation number 872186.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 1, 2007 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

— FINANCIAL CHARTS TO FOLLOW —

SELECTED CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited, in thousands, except per share data)

	Three months ended
	March 31,
	2007	2006

Revenue	$1,273	$176
Operating expenses:
Research and development	24,015	25,314
General and administrative	5,245	5,028
Total operating expenses	29,260	30,342

Loss from operations	(27,987)	(30,166)
Other income (expense):
Gain on sale of Abgenix, Inc. common stock	—	62,677
Interest and other income	1,922	1,560
Interest expense	(2,599)	(2,622)

Income (loss) before income taxes	(28,664)	31,449
Income tax provision	(785)	(27,435)

Net income (loss)	$(29,449)	$4,014

Basic net income (loss) per common share	$(0.49)	$0.09

Diluted net income (loss) per common share	$(0.49)	$0.08

Weighted average shares of common stock outstanding — basic	60,649	45,619

Weighted average shares of common stock outstanding — diluted	60,649	61,930

CONSOLIDATED BALANCE SHEET DATA
(in thousands)	March 31,	December 31,
	2007	2006

	(unaudited)	Note 1
Cash, cash equivalents and short-term investments, including restricted cash	$138,554	$154,074
Prepaid expenses and other current assets	2,571	3,481
Property and equipment, net	126,558	129,643
Unamortized debt issuance costs and other assets	3,843	3,969

Total assets	$271,526	$291,167

Other current liabilities	$14,610	$15,904
Current portion of accrued income taxes	21,025	35,410
Other liabilities	3,012	2,851
Non-current portion of accrued income taxes	11,702	—
Non-current portion of capital lease obligation	48,047	48,475
Convertible senior notes	145,000	145,000
Stockholders’ equity	28,130	43,527

Total liabilities and stockholders’ equity	$271,526	$291,167

Note 1. Derived from audited financial statements.

###